Exhibit 3.2

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT THIS PURCHASE OPTION SHALL NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE SECURITIES FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS IMMEDIATELY FOLLOWING THE CLOSING DATE, AS HEREAFTER DEFINED. THIS PURCHASE OPTION IS NOT EXERCISABLE AFTER FIVE YEARS FROM THE CLOSING DATE.

SHARE PURCHASE OPTION FOR THE PURCHASE OF _____ SHARES OF COMMON STOCK OF AEROCLEAN TECHNOLOGIES, INC.

____, 2021

1.	Purchase Option.

THIS CERTIFIES THAT, in consideration of $100 duly paid by or on behalf of _________ (“Holder”), as registered owner of this Purchase Option, to AeroClean Technologies, Inc. (the “Company”), Holder is entitled, at any time or from time to time commencing 180 days from the date hereof (the “Commencement Date”), and at or before 5:00 p.m., New York City local time, _________, 2026 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to ___________( _____ ) shares (the “Shares”) of the $0.01 par value per share common stock (the “Common Stock”) of the Company, expiring five years from the date that the closing occurs under the Company’s offering statement filed with the U.S. Securities and Exchange Commission (the “Commission”), file number [ ] (the “Closing Date”). If the Expiration Date is a day on which banking institutions in New York are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Option. This Purchase Option is initially exercisable at $ _______ per Share1 so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.	Exercise.

2.1            Exercise Form. In order to exercise this Purchase Option, the exercise form (the “Exercise Form”) attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Shares being purchased payable in cash or by certified check or official bank check or wire transfer. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

1 125% of IPO price

2.2           Legend. Each certificate for the Shares purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state law. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act and applicable state law.”

2.3           Cashless Exercise.

2.3.1        Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Shares for which this Purchase Option is exercisable (and in lieu of being entitled to receive Shares) in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into a number of Shares (the “Cashless Exercise Right”) equal to the product of (i) X and (ii) the quotient obtained by dividing [A-B] by (A):

(A)	= as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Form if such Exercise Form is (1) both executed and delivered pursuant to Section 2.1 hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2.1 hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Form or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Exercise Form if such Exercise Form is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2.1 hereof, which Bid Price shall be shown on supporting documents provided by the Holder to the Company within two Trading Days of delivery of the Exercise Form, or (iii) the VWAP on the date of the applicable Exercise Form if the date of such exercise form is a Trading Day and such Exercise Form is both executed and delivered pursuant to Section 2.1 hereof after the close of “regular trading hours” on such Trading Day;

(B)	= the Exercise Price , as adjusted hereunder; and

(X)	= the number of Shares that would be issuable upon exercise of this Purchase Option to the extent being exercised in accordance with the terms of this Purchase Option if such exercise were by means of a cash exercise rather than a cashless exercise.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable; (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Common Stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable; (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Common Stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.3.2        Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Shares the Holder will purchase pursuant to such Cashless Exercise Right.

2.4            No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, in no event will the Company be required to net cash settle the exercise of the Purchase Option. The holder of the Purchase Option will not be entitled to exercise the Purchase Option unless a registration or offering statement is effective or qualified, or an exemption from the registration or offering requirements is available at such time and, if the holder is not able to exercise the Purchase Option, the Purchase Option will expire worthless.

3.	Transfer.

3.1            General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Option for a period of one hundred eighty (180) days from the Closing Date pursuant to Rule 5110(e) of the Rules of Financial Industry Regulatory Authority following the Closing Date to anyone other than (i) a sales agent or selected dealer in connection with the public offering (“Offering”) or (ii) a bona fide officer or partner of such sales agent or selected dealer. Additionally, pursuant to Rule 5110(e), the Purchase Option (and the Shares underlying this Purchase Option) will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of one hundred eighty (180) days immediately following the Closing Date. On and after the one hundred eighty first (181) day anniversary of the Closing Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2            Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration or offering statement or a post-effective amendment to the registration or offering statement relating to such securities has been filed by the Company and declared effective or qualified by the Commission and compliance with applicable state securities law has been established.

4.	New Purchase Options to be Issued.

4.1            Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2            Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.	Registration Rights.

5.1           Demand Registration.

5.1.1        Grant of Right. The Company, upon written demand (the “Initial Demand Notice”) of the Holder(s) of more than fifty percent (50%) of the Shares subject to Purchase Options and the underlying Shares (the “Majority Holders”), agrees to use its commercially reasonable efforts to register on a registration statement (the “Demand Registration”) under the Act, on one occasion, all or any portion of the Shares subject to Purchase Options requested by the Majority Holders in the Initial Demand Notice and all of the Shares underlying such Purchase Options (the “Registrable Securities”). On such occasion, the Company will use its commercially reasonable efforts to file a registration statement or a post-effective amendment to the registration statement covering the Registrable Securities within ninety (90) days after receipt of the Initial Demand Notice and use its commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as practicable thereafter. The demand for registration may be made at any time during a period of five years beginning on the Closing Date (provided, however, that if the Initial Demand Notice is delivered prior to the Commencement Date, the Company shall not be obligated to file (but shall be obligated to prepare) such Demand Registration prior to the Commencement Date). The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of the Purchase Options and/or Registrable Securities of the demand within ten (10) days from the date of the receipt of any such Initial Demand Notice. Each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 5.1.4.

5.1.2        Effective Registration. A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective or qualified and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such registration statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the registration statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

5.1.3        Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable and documented expenses of one (1) legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. The Company agrees to use its commercially reasonable efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its commercially reasonable efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.

5.2           Piggy-Back Registration.

5.2.1        Piggy-Back Rights. If at any time during the six and one-half year period commencing on the Commencement Date, the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company, including without limitation pursuant to Section 5.1), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing underwriter or underwriters, if any, of the offering and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

5.2.2      Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.2 and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)           If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)           If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Shares.

5.2.3      Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 5.2.4.

5.2.4        Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of one (1) legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its commercially reasonable efforts to cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.3           General Terms.

5.3.1        Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5(a) of the Underwriting Agreement between the Company and the underwriters named therein dated ______, 2021 (the “Underwriting Agreement”). The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5(c) of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company, but solely with respect to untrue statements or omissions in information furnished in writing by such Holder to the Company specifically for inclusion in such registration statement that has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such registration statement in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

5.3.2        Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.3.3        Documents Delivered to Holders. The Company shall obtain for delivery to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their respective counsel, and, in the case of an underwritten offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement. The Company shall also deliver promptly to the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission, on the one hand, and the Company, its counsel or auditors, on the other hand, and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement, provided that the Company shall be permitted to take such precautions as it shall deem necessary or advisable to maintain legally privileged memoranda or communications, and permit the Holders to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and an opportunity to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as the Holders shall reasonably request. The Company shall not be required to disclose any confidential information or other records to the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company) with the Company with respect thereto.

5.3.4        Underwriting Agreement. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and the Company shall make such representations and warranties to the participating Holders in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.5        Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 to use its commercially reasonable efforts to obtain the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144). The Company covenants that it shall file any reports required to be filed by it under the Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Act within the limitations of the exemptions provided by Rule 144, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

5.3.6        Supplemental Prospectus. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.	Adjustments.

6.1           Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1        Stock Dividends - Split-Ups. If, after the date hereof and subject to the provisions of Section 6.2 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then the number of shares of Common Stock underlying each of the Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such event, the Exercise Price shall be proportionately decreased.

6.1.2        Aggregation of Shares. If, after the date hereof and subject to the provisions of Section 6.2, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then the number of shares of Common Stock underlying each of the Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such event, the Exercise Price shall be proportionately increased.

6.1.3        Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4        Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2           Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding shares of Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments that shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3           Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

7.            Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of this Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Option and payment of the Exercise Price therefor, all shares of Common Stock shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as this Purchase Option shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable, on the OTC Market or any successor trading market) on which the Shares issued to the public in connection herewith may then be listed and/or quoted.

8.            Certain Notice Requirements.

8.1            Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Purchase Option and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2            Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed; or (iv) if the Company shall deliver a notice to the Holder pursuant to Section 5 of this Purchase Option.

8.3           Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the number of Shares and Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4           Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service:

(i)            if to the registered Holder of this Purchase Option, to the address of such Holder as shown on the books of the Company, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attn: Kenneth Koch

or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

AeroClean Technologies, Inc.

10455 Riverside Drive

Palm Beach Gardens, FL 33410

Attn: Jason DiBona

With a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention: Valerie Ford Jacob

9.	Miscellaneous.

9.1           Amendments. The Company and the Holder may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Holder may deem necessary or desirable and that the Company and the Holder deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2           Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3           Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4           Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their permitted assignees and respective successors, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5           Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.6           Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or nonfulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or noncompliance.

9.7           Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the __ day of____________ , 2021.

AeroClean Technologies, Inc.

By:
Name:
Title:

Form to be used to exercise Purchase Option:

AeroClean Technologies, Inc.

10455 Riverside Drive

Palm Beach Gardens, FL 33410

Attn: Jason DiBona

Date:__________ , 202_

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase __________ Shares of AeroClean Technologies, Inc. and hereby makes payment of $ _______ (at the rate of $ _______ per Share) in payment of the Exercise Price pursuant thereto. Please issue the shares ________ of Common Stock as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase ______ Shares purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” of $      based on a “Market Price” of $_____). Please issue the Shares as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED, _____________________ does hereby sell, assign and transfer unto___________________________ the right to purchase _____________________ Shares of AeroClean Technologies, Inc. (the “Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: _________ , 202_

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).